C.H. Robinson Worldwide, Inc.

8100 Mitchell Road, Suite 1700

Eden Prairie, MN 55344

Contact: Angie Freeman, director of investor relations (952) 937-7847

FOR IMMEDIATE RELEASE

C.H. ROBINSON WORLDWIDE NAMES NEW BOARD MEMBER

Steve Polacek of Opus Corporation Joins Board of Directors

MINNEAPOLIS, October 9, 2007- C.H. Robinson Worldwide, Inc. ("C.H. Robinson") (Nasdaq: CHRW) announced today that its Board of Directors has elected a new director, Steve Polacek. Polacek, 47, is chief administrative officer and chief financial officer of
Opus Corporation, a real estate development company specializing in office, industrial, retail, multifamily, government and institutional development. Polacek has served as CAO and CFO since 2005 and is responsible for overseeing the company's activities in the areas of accounting, human resources, legal, and information technology.

"We're excited to have Steve join the Robinson team," said John. P. Wiehoff, chairman and chief executive officer of C.H. Robinson. "He has great management skills and executive leadership experience in service industries, and brings valuable business and financial acumen to the Board. His background and expertise will serve Robinson and our shareholders well."

Prior to joining Opus, Polacek was a partner in the Minneapolis office of Deloitte & Touche LLP. He also worked for Arthur Anderson LLP for 20 years, serving as managing partner of the Minneapolis office from 1995 to 2002. Polacek holds a bachelor of science degree in accounting from the University of Nebraska, Lincoln.

With this appointment, the C.H. Robinson Board of Directors is comprised of nine directors, eight of whom are independent.

Founded in 1905, C.H. Robinson Worldwide, Inc. is a global provider of multimodal transportation services and logistics solutions, serving over 25,000 customers through a network of 217 offices in North America, Europe, Asia, and South America. C.H. Robinson is one of the largest third-party logistics companies in the world, with 2006 gross revenues of $6.6 billion. For more information about our company, visit www.chrobinson.com.

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to such factors as market demand and pressures on the pricing for our services; competition and growth rates within the third-party logistics industry; freight levels and availability of truck capacity or alternative means of

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C.H. Robinson Worldwide

October 9, 2007

transporting freight, and changes in relationships with existing truck, rail, ocean and air carriers; changes in our customer base due to possible consolidation among our customers; our ability to integrate the operations of acquired companies with our historic operations successfully; risks associated with litigation and insurance coverage; risks associated with operations outside of the U.S.; risks associated with the produce industry, including food safety and contamination issues; changing economic conditions such as general economic slowdown, decreased consumer confidence, fuel shortages and the impact of war on the economy; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

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